Exhibit 3i
Amended and Restated Articles of Incorporation of Farmers Capital Bank Corporation

SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
FARMERS CAPITAL BANK CORPORATION

        The undersigned hereby executes these Second Amended and Restated Articles of Incorporation of Farmers Capital Bank Corporation, and certifies that:

    First.        The name of the corporation is Farmers Capital Bank Corporation (the “Corporation”).

    Second.        There is only one amendment contained within these Second Amended and Restated Articles of Incorporation. The amendment so adopted is an amendment to delete ARTICLE V in its entirety pursuant to KRS 271B.10-020(3) (which ARTICLE V set forth the Corporation’s initial registered office and agent, which has previously been changed by filing with the Kentucky Secretary of State).

    Third.        The Corporation’s Second Amended and Restated Articles of Incorporation are as follows:

ARTICLE I

        The name of the corporation is Farmers Capital Bank Corporation.

ARTICLE II

        The existence of this corporation shall commence upon the issuance of the Certificate of Incorporation and its duration shall be perpetual unless sooner dissolved by action of the shareholders in accordance with the laws of the Commonwealth of Kentucky.

ARTICLE III

        The objects and purposes for which this corporation is organized and the powers which may be exercised by it are those enumerated in Sections 271A.020, 271A.026, and 271A.030 of the Kentucky Revised Statutes, and:

    (1)        To purchase, subscribe for, or otherwise acquire and own, hold, use, sell, lease, assign, transfer, mortgage, pledge, exchange, or otherwise dispose of real and personal property of every kind and description including shares of stock, bonds, debentures, notes, evidences of indebtedness, and other securities, contracts or obligations, domestic or foreign, and to pay therefor in whole or in part in cash or by exchanging therefor stocks, bonds, or other evidences of indebtedness or securities of this or any other corporation, and while the owner or holder of any such real or personal property, stocks, bonds, debentures, notes, evidences of indebtedness or other securities, contracts, or obligations, to receive, collect, and dispose of the interest, dividends and income arising from such property, and to possess and exercise in respect thereof all the rights, powers and privileges of ownership, including all voting powers on any stocks so owned.

    (2)        To act as a bank holding company.

    (3)        To aid either by loans or by guaranty of securities or in any other manner, any corporation, domestic or foreign, any shares of stock, or any bonds, debentures, evidences of indebtedness or other securities whereof are held by this corporation or in which it shall have any interest, and to do any acts designed to protect, preserve, improve, or enhance the value of any property at any time held or controlled by this corporation or in which it at that time may be interested.

    (4)        To enter into, make, perform, and carry out contracts of any kind for any lawful purpose with any firms, persons, associations or corporations.

    (5)        To purchase, acquire, lease, own, and enjoy any and all such other property real and personal, as may be reasonably necessary for the carrying on of the business of the corporation.

    (6)        To acquire, as a going concern or otherwise, and pay for in cash, stock or bonds of this corporation or otherwise, the whole or any part of the business, good will, rights, assets and other property, and to undertake, assume or secure the whole or any part of the obligations or liabilities of any person, firm, trust, association or corporation.

    (7)        To issue bonds, debentures or obligations of this corporation from time to time, for any of the objects or purposes of the corporation, and to secure the same by mortgage, pledge, deed of trust, or otherwise.

    (8)        To purchase the corporate assets of any other corporation and engage in the same character of business.

    (9)        To apply for, acquire, enjoy, utilize and dispose of any patents, copyrights and trademarks and any licenses or other rights of interest thereunder or therein, whether or not in any way relating to any of the businesses in which the corporation may engage.

    (10)        To purchase, hold, sell and transfer shares of its own capital stock, subject to the limitations contained in Sections 271A.030 and 271A.330 of the Kentucky Revised Statutes. The corporation may purchase its own capital stock to the extent of unreserved and unrestricted earned surplus available therefor, and to the extent of unreserved and unrestricted capital surplus available therefor. Shares of its own capital stock owned by the corporation shall not be voted directly or indirectly, or counted as outstanding for the purpose of any stockholders’ quorum or vote.

    (11)        To transact any and all lawful business for which corporations may be incorporated under Chapter 271A of the Kentucky Revised Statutes.

        The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this corporation.

ARTICLE IV

        (A) The aggregate shares of capital stock which the Corporation shall have the authority to issue is (i) Nine Million, Six Hundred and Eight Thousand (9,608,000) shares of common stock, all of which are to be of a par value of Twelve and One-Half Cents ($0.125) each, and (ii) One Million (1,000,000) shares of preferred stock, all of which are to be without par value. All shares of common stock shall have full and unlimited voting power, shall be entitled to one (1) vote per share and shall be without distinction as to powers, preferences, and rights. No holder of shares of the common stock of the Corporation shall have any preemptive or preferential right to subscribe for, purchase or receive any additional shares of capital stock of the Corporation or rights or options to purchase additional shares of capital stock of the Corporation or securities convertible into or carrying rights or options to purchase additional shares of the capital stock of the Corporation. All shares of preferred stock shall have the powers, preferences and rights as established by the Corporation’s Board of Directors pursuant to Article IV(B) hereof.

        (B) The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of Article IV(A) above, to provide for the issuance of the shares of Corporation preferred stock in series and, by an appropriate filing pursuant to the applicable law of Kentucky, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

        The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

        i. The number of shares constituting that series and the distinctive designation of that series;

ii.	The dividend rate on the shares of that series, whether dividends shall be cumulative (or partially cumulative), and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

iii.	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

iv.	Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

v.	Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

vi.	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

vii.	Whether the shares of such series shall have a preference, as to the payment of dividends or otherwise, over the shares of Corporation common stock or the shares of any other series of preferred stock;

viii.	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

ix.	Any other relative rights, preferences and limitations of that series.

ARTICLE V

        [deleted pursuant to Kentucky Revised Statutes 271B.10-020(3)]

ARTICLE VI

        From and after the first annual meeting of the shareholders of the corporation, the affairs of the corporation shall be conducted and managed by a Board of Directors consisting of not less than nine (9) nor more than fifteen (15) members, as may be fixed by the By-Laws of the corporation from time to time.

        The number of Directors so fixed in the By-Laws may be changed only by receiving the affirmative vote of (i) the holders of at least 80% of all the then outstanding shares of common stock of the corporation or (ii) a majority of the Continuing Directors. (“Continuing Director” shall mean for the purposes of this ARTICLE a member of the Board of Directors at the time the vote is taken, who also meets one or more of the criteria set forth in ARTICLE X(2)(g)(2) of these Articles.) From and after the first annual meeting of the shareholders the Directors of the corporation shall be divided into three classes, each class to be as nearly equal in number as possible, said classes to be designated as Class I, Class II and Class III Directors. At the first annual meeting of the shareholders there shall be elected ten (10) Directors of the corporation, as follows: (a) three (3) members of Class I Directors who shall hold office until the second annual meeting of the shareholders at which second annual meeting the number of Class I Directors elected to office shall hold office for a term of three (3) years or until their respective successors are duly elected and qualified; (b) three (3) members of Class II Directors who shall hold office until the third annual meeting of the shareholders at which third annual meeting of the shareholders the number of Class II Directors elected to office shall hold office for a term of three (3) years or until their respective successors are duly elected and qualified, and (c) four (4) members of Class III directors who shall hold office for a term of three (3) years or until their respective successors are duly elected and qualified and following the expiration of their initial term of office the number of Class III Directors elected shall hold office for a term of three (3) years or until their respective successors are duly elected and qualified. Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. A Director may be removed without cause, but only upon the affirmative vote of the holders of at least 80% of the outstanding shares of common stock of the corporation then entitled to vote at an election of Directors.

        The first Board of Directors who shall serve until the first annual meeting of the shareholders or until their successors shall be duly elected and qualified shall consist of ten (10) members who are: John P. Stewart, Route #7, Frankfort, Kentucky; Zack C. Saufley, One Farmers Bank Plaza, Frankfort, Kentucky; Warner U. Hines, Route #6, Frankfort, Kentucky; John J. Hopkins, 415 West Main Street, Frankfort, Kentucky; Charles T. Mitchell, 471 Breckinridge Avenue, Frankfort, Kentucky; John D. Sutterlin, 12 Whitebridge Lane, Frankfort, Kentucky; Joseph C. Yagel, Jr., 511 Leawood Drive, Frankfort, Kentucky; Bruce Dungan, One Farmers Bank Plaza, Frankfort, Kentucky; Charles O. Bush, 219 Walma, Frankfort, Kentucky; and Michael M. Sullivan, One Farmers Bank Plaza, Frankfort, Kentucky.

ARTICLE VII

        In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

    (1)        To make and alter the bylaws of this corporation, to fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages, security interests, and liens upon the real and personal property of this corporation, as an entirety or in part.

    (2)        From time to time to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of this corporation (other than the stock book), or any of them, shall be open to inspection of shareholders; and no shareholder shall have any right of inspecting any account, book or document of this corporation except as conferred by statute, unless authorized by a resolution of the shareholders or directors.

    (3)        To issue all or any portion of the capital stock of the corporation for lawful money of the United States, real or personal property, services, or any other right or thing of value having a value of not less than the par value of the stock to be issued, for the uses and purposes of the corporation, and when so issued the capital stock shall become and be fully paid and nonassessable; and the directors shall be sole judges of the value of any property, right or thing acquired in exchange for capital stock.

    (4)        If the bylaws so provide, to designate two or more of its number to constitute an executive committee which committee shall for the time being, as provided in said resolution or in the bylaws of this corporation, have and exercise any or all of the powers of the board of directors in the management of the business and affairs of this corporation, and have power to authorize the seal of this corporation to be affixed to all papers which may require it. The board of directors may also designate one or more other committees in the manner prescribed by the bylaws, each committee to have such name and to exercise such powers as may, from time to time, be prescribed by the bylaws or by resolution adopted by the board of directors.

ARTICLE VIII

        No contract or other transaction between the corporation and any other firm, partnership, association, corporation or other organization shall, in the absence of fraud, be affected or invalidated by the fact that any one or more of the directors of the corporation is or are interested in or is a member, director, shareholder or officer or are members, directors, shareholders or officers of such other firm, partnership, association, corporation or organization. Any director of the corporation may vote upon any contract or other transaction between the corporation and any subsidiary or controlled company without regard to the fact that he also is a director of such subsidiary or controlled company.

ARTICLE IX

        The name and address of the incorporator is:

Zack C. Saufley
One Farmers Bank Plaza
Frankfort, Kentucky 40601

ARTICLE X

        (1)        In addition to the requirements of any applicable statute, the affirmative vote of not less than 80% of the common stock of the corporation shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined) between the corporation or any subsidiary of the corporation and any “Related Person” (as hereinafter defined), provided, however, that such 80% vote shall not be required and this ARTICLE shall not apply if:

        (a)        The Business Combination is solely a merger of a subsidiary of the corporation into the corporation under the provisions of Kentucky Revised Statute 271A.375; or

        (b)        The Business Combination is approved by a majority of the “Continuing Directors” of the corporation (as hereinafter defined).

        (2)        For the purposes of this ARTICLE:

        (a)        The term “Business Combination” shall mean (1) any merger or consolidation of the corporation or any subsidiary of the corporation with or into a Related Person, (2) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any “Substantial Part” (as hereinafter defined) of the assets either of the corporation (including without limitation any voting securities of a subsidiary) or of any subsidiary of the corporation to a Related Person, (3) any merger or consolidation of a Related Person with or into the corporation or any subsidiary of the corporation, (4) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the corporation or any subsidiary of the corporation, (5) the issuance of any securities of the corporation or any subsidiary of the corporation to a Related Person, (6) any recapitalization that would have the effect of increasing the voting power of a Related Person, (7) the dissolution or liquidation of the corporation or any of its subsidiaries at a time when there is a Related Person to the corporation, or (8) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

        (b)        The term “Related Person” shall mean a person (1) who owns, directly or indirectly, ten (10%) percent or more of the outstanding common stock of this corporation, or (2) who controls, is controlled by, or is under common control with, a person who owns, directly or indirectly, or who controls, ten (10%) percent or more of the outstanding common stock of this corporation.

        (c)        Without limitation, any shares of common stock of this corporation that any person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed “owned” by that person.

        (d)        The term “control” shall mean the power, directly or indirectly, to direct the management or policies of a person or to vote, or direct the vote, of ten (10%) percent or more of any class of voting securities of a person.

        (e)        The term “person” shall mean an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of legal entity.

        (f)        The term “Substantial Part” shall mean more than 30% of the fair market value of the total assets of the corporation in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

        (g)        The term “Continuing Director” shall mean a member of the Board of Directors of the corporation who (1) is a member of the Board of Directors of the corporation at the time the Director vote with respect to the Business Combination in question is taken, and (2) was (a) a member of the Board of Directors of the corporation on March 1, 1986, or (b) a member of the Board of Directors of the corporation immediately prior to the time that the Related Person involved in the Business Combination which is the subject of the Directors’ vote became a Related Person, or (c) designated as a Continuing Director by a majority of the then Continuing Directors within ninety (90) days after the date upon which he or she was first elected as a member of the Board of Directors of the corporation.

ARTICLE XI

    (1)        The provisions of ARTICLE IV, ARTICLE VI, ARTICLE X AND ARTICLE XI of these Articles of Incorporation may not be repealed or amended in any respect, unless (in addition to the requirements of any applicable statute) such action is approved by the affirmative vote of the holders of not less than 80% of the common stock of the corporation, provided, however, that such 80% vote shall not be required and this ARTICLE shall not apply if:

    (a)        At the time such repeal or amendment is approved by the Board of Directors of the corporation and at the time such repeal or amendment is voted upon by the shareholders of the corporation, there is no Related Person (as defined in ARTICLE X herein) of the corporation, or

    (b)        In the event there is a Related Person of the corporation at the time such repeal or amendment is approved by the Board of Directors of the corporation or is voted upon by the shareholders, the repeal or amendment is, or has been, approved by a majority of the “Prior Directors” (as herein defined).

    (2)        For the purpose of this ARTICLE XI, the term “Prior Director” shall mean a member of the Board of Directors of the corporation who (1) is a member of the Board of Directors of the corporation at the time the Directors’ vote with respect to such repeal or amendment is taken, and (2) was (a) a member of the Board of Directors of the corporation on March 1, 1986, or (b) a member of the Board of Directors of the corporation immediately prior to the time that the Related Person became a Related Person, or (c) designated as a Prior Director by a majority of the then Prior Directors within ninety (90) days after the date upon which he or she was first elected as a member of the Board of Directors of the corporation.

ARTICLE XII

        The liability of each and all of the directors of the corporation shall be and is hereby limited to the greatest extent permitted by law and no director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for a breach of his or her duties as director except for liability:

(a) for any transaction in which the director’s personal financial interest is in conflict with the financial interest of the corporation or its shareholders;

(b) for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be a violation of law;

(c) for voting for or assenting to any distributions made in violation of Section 271B.8-330 of the Kentucky Revised Statutes; or

(d) for any transaction from which the director derives an improper personal benefit.

        The exceptions set forth in paragraphs (a) through (d) of this Article shall be construed as narrowly as legally permissible. If the Kentucky Revised Statutes are amended after approval by the shareholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Kentucky Revised Statutes, as so amended. Any repeal or modification of this Article XII by the shareholders of the corporation shall be approved by the affirmative vote of the holders of not less than 80% of the common stock of the corporation as governed and limited by Article XI of the corporation’s Articles of Incorporation and any such repeal or modification shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

_________________

    Fourth.        Except for the designated amendment, these Second Amended and Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the Corporation’s previously filed Amended and Restated Articles of Incorporation and all subsequent amendments thereto, and these Second Amended and Restated Articles of Incorporation, together with the designated amendment, supersede such Amended and Restated Articles of Incorporation and amendments thereto.

    Fifth.        These Second Amended and Restated Articles of Incorporated were adopted at a meeting of the Corporation’s board of directors held on July 24, 2006, at which meeting a majority of directors in office affirmatively voted to adopt these Second Amended and Restated Articles of Incorporation. Pursuant to Kentucky Revised Statutes 271B.10-020(3), the Corporation’s board of directors may adopt the designated amendment without shareholder action.

        IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation hereby executes these Second Amended and Restated Articles of Incorporation this 24th day of July, 2006.

FARMERS CAPITAL BANK CORPORATION

/s/ C Douglas Carpenter
C. Douglas Carpenter, Secretary